Exhibit 23.1
to Form 10-K

Independent Auditor's Consent

The Board of Directors
Synthetech, Inc.

We consent to the incorporation by reference in the registration statement Nos. 033-64621 and 333-44062 on Form S-8 of Synthetech, Inc. of our report dated May 13, 2002, with respect to the balance sheet of Synthetech, Inc. as of March 31, 2002, and the related statements of operations, stockholders' equity and cash flows for the year ended March 31, 2002, which report appears in the March 31, 2002, annual report on Form 10-K of Synthetech, Inc.

/s/KPMG LLP
Portland, Oregon

June 13, 2002